EXCALIBUR International Marine Corp.
Tel:(02) 8T51-057? -Fax:(02) 8751.1772   Tel: (04) 2656.1281 • Fax:(04) 2656-3670

September 23, 2008

Dear Ms. Shannon Chiang:

With respect to the proposal regarding the USD 2 Million short term loan discussed in our board meeting dated September 17, 2008, we are unable to locate the prospect lender due to unfavorable terms asked by the lender. As such, on behalf of the Excalibur International Marine Corporation, I would like to make a request that the EFT Biotech Holdings Inc., to consider the following terms for the short term loan of USD 2 Million. Our offer for such loan is an interest rate of 3.75% per month and the term of the loan will be no more than 60 days. The loan can be paid off in advance without penalty. The loan will be mainly for the purpose of tax payment for our new-arrival vessel and short term capital needs of the company. Please kindly respond to our offer above at your earliest convenience.

Excalibur International Marine Corporation

Chiao, Jen Ho Chairman
Steve Hsiao General Manager